Exhibit 1

POWER OF ATTORNEY

I, the undersigned trustee of GMO Series Trust, a Massachusetts business trust, hereby constitute and appoint each of Jason Harrison and Meta S. David, singly, my true and lawful attorney, with full power to him/her to sign for me, and in my name and in the capacity indicated below, the Registration Statement of GMO Series Trust filed with the Securities and Exchange Commission on Form N-1A and any and all amendments thereto (including pre- and post-effective amendments), hereby ratifying and confirming my signature as it may be signed by my said attorney on said Registration Statement and any and all amendments thereto. This document supersedes and revokes any prior Power of Attorney executed by me in my capacity as a trustee or officer of GMO Series Trust.

Witness my hand on the date set forth below.

Signature	Title	Date

/s/ J.B. Kittredge J.B. Kittredge	Trustee	October 16, 2013